Exhibit 99.1

ISEE Transaction Employee Q&A

1.	How will I receive payment under the merger agreement with respect to shares I own outright and my stock options and time-vesting restricted stock unit awards?

•	Payments with respect to shares that are owned outright will be made by a third party paying agent engaged by Astellas. If you hold shares outright, shortly after closing you will receive instructions on how to exchange your shares for payment. Payments to employees with respect to vested and unvested stock options and unvested time vesting restricted stock units will be made through payroll shortly following the closing and will be subject to applicable tax withholding. Payments to consultants with respect to vested and unvested stock options and unvested time vesting restricted stock units will be made through accounts payable shortly following the closing. Additional information will be available in our proxy statement which we will file with the SEC in the coming weeks. We encourage you to read the proxy statement when it becomes available.

2.	It seems the ACP NDA approval RSU grants for non-executive employees are not vesting at the closing of the Astellas deal, why is that the case? What if I get let go after closing and before that award vests?

•	Please see FAQ #21 in the Employee FAQs distributed to Iveric’s employees on April 30, 2023, which is available as exhibit 99.2 to the Schedule 14A filed by Iveric with the SEC on May 1, 2023 (the “Employee FAQs”). The award will vest depending on attainment of the performance milestone of NDA approval. The transaction with Astellas doesn’t change this milestone. The award agreements for these awards also contain what’s known as “double trigger” vesting protection (accelerated vesting). That means if you are let go without “cause” or you leave for “good reason” (as such terms are defined in our 2013 Stock Incentive Plan), in each case within one year following the closing of the transaction and before achievement of the milestone is determined, the award will vest at the time your employment terminates. Again, the transaction with Astellas doesn’t change those protections.

3.	Many members of the commercial team joined in April, with an expected joining grant date of May 1, which was after the announcement of the transaction. Options priced with an exercise price set after the deal announcement would not carry the same value as those priced prior to the announcement. Is anything being done to address the shortfall?

•	Please see FAQ #25 in the Employee FAQs. The option awards will be replaced by a number of time-based RSUs with a value based on the value of the originally planned option award. The RSUs will vest and will be paid out in cash at $40 per share upon closing of the transaction. The number of RSUs to be granted was based on an equivalent value of options that would have been granted on a pre-transaction basis, with the valuation done based on a Black-Scholes calculation. Please contact Amy Sheehan, Todd Anderman or Rocco Auletta if you have any questions about Black-Scholes or calculations around the number of RSUs to be granted.

4.	Will Iveric pay/cover the taxes on the payouts we receive?

•	Iveric will withhold taxes on compensation income with respect to equity awards as required by law. That said, employees will be responsible for filing and paying their taxes based on their individual situation.

5.	Can we sell shares to cover the taxes?

•	The closing of the transaction will result in the cash out of all Iveric equity awards, except for the remaining portion of the performance-based restricted stock units if the closing occurs before NDA approval for ACP, which will be cashed out upon NDA approval for ACP, as described in the Employee FAQs. Cash payments made in respect of equity compensation will be subject to applicable tax withholding. Because you will not receive shares of Iveric upon the cash out of equity awards, no such shares can be sold to cover the taxes.

Cautionary Notice Regarding Forward-Looking Statements

All statements in this communication, other than statements of historical fact, are statements that could be deemed “forward-looking statements.” In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. Iveric Bio intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Private Securities Litigation Reform Act of 1995.

This communication contains “forward-looking statements” relating to, among other things, the proposed acquisition of Iveric Bio by Astellas and the objectives of such proposed acquisition, Astellas’ and Iveric Bio’s beliefs and expectations regarding the potential benefits sought to be achieved by Astellas’ proposed acquisition of Iveric Bio, the potential effects of the proposed acquisition on both Astellas and Iveric Bio, the expected benefits and success of Iveric Bio’s product candidates, the potential for and anticipated timing for approval of ACP, the anticipated financing of the proposed acquisition, and the anticipated timing of completion of the proposed acquisition, each of which involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Risks and uncertainties include, among other things, risks related to the ability of Iveric Bio and Astellas to complete the transactions contemplated by the merger agreement; the satisfaction or waiver of the conditions to closing the proposed acquisition set forth in the merger agreement (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by Iveric Bio stockholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the timing and nature of regulatory filings for Iveric Bio’s product candidates, and the possibility of a termination of the merger agreement; the possibility that competing offers to acquire Iveric Bio may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that Iveric Bio’s business and products will not be integrated with those of Astellas successfully; the effects of disruption from the transactions contemplated by the merger agreement on Iveric Bio’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Astellas’ or Iveric Bio’s common stock and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or Iveric Bio’s business; risks related to the financing of the acquisition; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with interim data; the risk that clinical trial data is subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; whether and when drug applications may be filed in any jurisdictions for Iveric Bio’s pipeline products; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety or other matters that could affect the availability or commercial potential of such products; expectations regarding personnel and human capital matters; and competitive developments.

Moreover, Astellas and Iveric Bio operate in very competitive and rapidly changing environments, and new risks emerge from time to time. Astellas and Iveric Bio have based these forward-looking statements on their current expectations and projections about future events and trends that they believe may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Astellas and Iveric Bio, but they cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of biotechnology development and potential regulatory approval. The foregoing factors are not exhaustive. You should also carefully consider other risks and uncertainties that may affect the business of Iveric Bio, including those described in the “Forward-Looking Statements”, “Summary of Principal Risk Factors”, and “Risk Factors” sections of Iveric Bio’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC, all of which are available on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and Astellas and Iveric Bio assume no obligation to, and do not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by applicable law.

Additional Information and Where to Find It

In connection with the proposed acquisition, Iveric Bio will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed acquisition. This communication is not a substitute for the proxy statement or any other document which Iveric Bio may file with the SEC. The definitive proxy statement will be mailed to Iveric Bio’s stockholders in connection with the proposed acquisition. BEFORE MAKING ANY VOTING DECISION, IVERIC BIO’S INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Any vote in respect of resolutions to be proposed at Iveric Bio’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in Iveric Bio’s proxy statement. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, and all documents filed by Iveric Bio with the SEC are available to all stockholders of Iveric Bio free of charge at https://investors.ivericbio.com/financial-information/sec-filings.

Participants in the Solicitation

Iveric Bio, and its directors, executive officers and other members of management and certain other people may be deemed to be participants in the solicitation of proxies in connection with the proposed acquisition. Information about Iveric Bio’s directors and executive officers is included in the proxy statement for Iveric Bio’s annual meeting of stockholders for 2023, filed with the SEC on April 5, 2023. Additional information regarding these persons and their interests in the merger will be included in the proxy statement relating to the proposed acquisition when it is filed with the SEC. These documents, when available, can be obtained free of charge from the sources indicated above.

Important Additional Information

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of Iveric Bio common stock or any other securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.